Exhibit 99.2

August 26, 2019

Board of Directors

Avon Products, Inc.

Building 6, Chiswick Park

London W4 5HR

United Kingdom

Re:	Amendment No. 1 to the Registration Statement on Form F-4 of Natura &Co Holding S.A. (filed August 26, 2019 (the “Registration Statement”))

Ladies and Gentlemen:

Reference is made to our opinion letter, dated May 22, 2019 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Natura Cosméticos S.A. (“Natura”) and its affiliates) of the outstanding shares of common stock, par value $0.25 per share, of Avon Products, Inc. (the “Company”), taking into account the Natura Contribution (as defined in the Opinion Letter) and the Natura Restructuring (as defined in the Opinion Letter), of the Exchange Ratios (as defined in the Opinion Letter) pursuant to the Agreement and Plan of Mergers, dated as of May 22, 2019 (the “Agreement”), by and among Natura, the Company, Natura Holding S.A. (“HoldCo”), Nectarine Merger Sub I, Inc., a wholly owned direct subsidiary of HoldCo as of the date of the Agreement (“Merger Sub I”), and Nectarine Merger Sub II, Inc., a wholly owned direct subsidiary of Merger Sub I as of the date of the Agreement.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement. We understand that the Company has determined to include our opinion in the proxy statement/prospectus that forms a part of the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinion of Avon’s Financial Advisor,” “Risk Factors—Risks Relating to the Transaction,” “The Transaction—Background to the Transaction,” “The Transaction—Avon’s Reasons for the Proposed Transaction,” “The Transaction—Opinion of Avon’s Financial Advisor,” “The Transaction—Certain Unaudited Forecasts” and “The Transaction—Certain Synergy and Cost Reduction Estimates” and to the inclusion of the Opinion Letter as an Exhibit to the proxy statement/prospectus that forms a part of the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN SACHS & CO. LLC
(GOLDMAN SACHS & CO. LLC)